Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bill Aulet, CFO

Viisage

978-932-2200

aulet@viisage.com

Viisage Launches Public Offering of Common Stock

BILLERICA, Mass. – July 22, 2004 – Viisage (Nasdaq: VISG), a provider of advanced technology identity solutions, today initiated the public offering of 7,200,000 newly-issued shares of its common stock in an underwritten public offering. The offering covers an additional 300,000 shares being sold by certain shareholders of Viisage. J.P. Morgan Securities Inc. and UBS Securities LLC are acting as joint bookrunning managers for the offering. Co-managers for the offering are Piper Jaffray & Co., JMP Securities LLC, Janney Montgomery Scott LLC and Roth Capital Partners, LLC.

A registration statement relating to these securities was filed with the Securities and Exchange Commission on June 21, 2004 and an amendment to that registration statement has been filed today. The registration statement has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Investor Relations, Viisage Technology, Inc., 296 Concord Road, Third Floor, Billerica, Massachusetts 01821 or through the following prospectus departments: J.P. Morgan Securities Inc., 277 Park Avenue, 8th Floor, New York, NY 10172, addressing.services@jpmchase.com; UBS Securities LLC, 1285 Avenue of Americas, New York, NY 10019, (212) 719-2000.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage creates solutions using secure credentials and face recognition technologies that quickly, reliably, and accurately identify individuals. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

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